UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2014

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7909 Parkwood Circle Dr. Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-346-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, National Oilwell Varco, Inc. (the “NOV”) issued a press release announcing the resignation of Merrill A. Miller, Jr. from the Board of Directors of the NOV, with effect from May 30, 2014. NOV’s President and CEO, Clay C. Williams, has been appointed Chairman of NOV’s Board of Directors effective immediately.

The full text of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events

On May 30, 2014, NOV completed its previously announced separation of its distribution business, NOW Inc. (“NOW”) from its other businesses. NOV completed the separation by way of a pro rata distribution of all of the outstanding shares of NOW common stock to NOV’s stockholders. The common stock of NOW is listed for trading on the New York Stock Exchange under the symbol “DNOW”.

On May 30, 2014, the NOV stockholders of record as of 5:00 p.m. Eastern Time on May 22, 2014 (the “Record Date”) received one share of NOW common stock for every four shares of NOV common stock held as of the Record Date (the “Distribution”). NOV did not issue fractional shares of NOW common stock in the Distribution. Fractional shares that NOV stockholders would otherwise have been entitled to receive were aggregated and will be sold in the public market. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have been entitled to receive fractional shares. A copy of the press release issued by NOV on May 30, 2014 announcing completion of the Distribution is included with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 8.01 of this Current Report:

99.1	National Oilwell Varco, Inc. press release dated May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2014	NATIONAL OILWELL VARCO, INC.

/s/ Brigitte Hunt
Brigitte Hunt
Vice President

Index to Exhibits

99.1	National Oilwell Varco, Inc. press release dated May 30, 2014